UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 22, 2006
Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (412) 394-2800
N/A

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     A. Base Salaries for 2006
     On February 22, 2006, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Allegheny Technologies Incorporated (the “Company”) approved the annual base salaries of the Company’s executive officers after a review of performance and competitive market data. There were no increases in base salary of executive officers over the base salaries for 2005. The following table sets forth the annual base salary levels of the Company’s Named Executive Officers (which officers were determined by reference to the Company’s proxy statement, dated March 14, 2005) for 2006:

NAME AND POSITION	BASE SALARY
L. Patrick Hassey	$850,000
Chairman, President and Chief Executive Officer
Richard J. Harshman	$400,000
Executive Vice President, Finance and Chief Financial Officer
Douglas A. Kittenbrink	$400,000
Executive Vice President, ATI Business Systems and Group President, Engineered Products Segment
Jack W. Shilling	$400,000
Executive Vice President, Corporate Development and Chief Technical Officer
Jon D. Walton	$400,000
Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary
B. Annual Incentive Plan for 2006
     The Committee set performance goals and opportunities for the 2006 fiscal year under the Annual Incentive Plan (“AIP”) at its meeting on February 22, 2006. For Messrs. Hassey, Harshman, Kittenbrink, Shilling and Walton, attainment of performance goals will be based entirely on the degree to which the Company as a whole attains predetermined levels of the following performance measures with the relative weighting in determining individual AIP bonuses as shown below:

Predetermined Levels of:	Relative Weight
Operating earnings	40%
Operating cash flow	30%
Manufacturing Improvements	10%
• Inventory Turns (5%)
• Yield Improvements (5%)
Safety and Environmental Improvements	10%
• Lost time incidents (5%)
• Recordable Incidents (5%)
Customer responsiveness improvements	10%
• Delivery performance (5%)
• Quality/Complaints (5%)
No AIP will be paid to the named officers if operating earnings are below the predetermined minimum.
     The individual AIP opportunities are granted at “Threshold”, “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. For Mr. Hassey, the respective percentages of base pay that may be paid under AIP for 2006 based on the relative levels of achievement are 40% at Threshold, 80% at Target and 160% at Maximum. For Messrs. Harshman, Kittenbrink, Shilling and Walton, the Committee determined that the percentages of base salary to be paid under AIP for 2006 at Threshold would each be 30%, at Target would each be 60% and at Maximum would each be 120%.
     Under the AIP, the Committee retains negative discretion to reduce actual amounts payable to an individual by up to 20% each if the individual does not achieve goals determined appropriate by the Committee. The Committee also has the discretion to pay additional amounts as annual bonus if, in its discretion, such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the Maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
     C. Long-Term Incentive Programs with Measurement Periods Beginning in 2006
     At its February 22, 2006 meeting, the Committee established a Total Shareholder Return measurement period under the Company’s Total Shareholder Return Incentive Compensation Program (“TSRP”) measuring total shareholder return for the period January 1, 2006 through and including December 31, 2008 and determined award opportunity levels for that period. Also, the Committee awarded shares of common stock of the Company subject to the restrictions described below. In addition, the Committee established a Key Executive Performance measurement period for the period January 1, 2006 through December 31, 2008 under the Company’s Key Executive Performance Program (“KEPP”) and set performance goals and award opportunities under the KEPP. As in 2004 and 2005, the Committee also determined that it would not grant stock options as part of the long-term incentive program in 2006.

     (1) TSRP
     The Company’s TSRP measures the Company’s relative total shareholder return (“TSR”) (generally, the change in the trading price of a share of common stock of the Company plus dividends paid) for the measurement period against the total shareholder return of a group of publicly traded companies deemed comparable by the Committee for the same measurement period. A target number of shares, determined by dividing a predetermined percentage of an individual’s base salary by the average of the high and low trading prices of a share of the Company’s common stock for the thirty business days preceding January 1, 2006, will be delivered in 2009 to participants in the TSRP if the Company’s relative TSR is at the level that includes the 50th percentile. One half the target number of shares will be delivered if the level of the Company’s TSR performance includes the 25th percentile, twice the target number if the level of the Company’s TSR performance includes the 75th percentile and 3 times the target number if the level of the Company’s TSR performance includes the 90th percentile or higher; interpolation is made on a straight line basis between each scale. The following table shows the percentage of base salary used to determine the TSRP award for the 2006 through 2008 measurement period for the individuals indicated:

Name:	Percentage
Mr. Hassey	80%
Mr. Harshman	50%
Mr. Kittenbrink	50%
Mr. Shilling	50%
Mr. Walton	50%
     (2) Performance/Restricted Stock
     The Committee determined that shares of Company common stock granted in 2006 would be subject to the following restrictions. One half the number of shares granted to an individual would be subject to performance based restrictions and would vest, if at all, if the Company’s earnings determined in accordance with generally accepted accounting principles exceeded an aggregate of $300,000,000 for the period January 1, 2006 through and including December 31, 2008 and the holder of shares subject to performance-based restrictions was then an employee of the Company (except for retirement, death or disability). If that level of aggregate earnings was not exceeded for the three-year period ending December 31, 2008 or if the employee left employment with the Company for any reason other than retirement, death or disability before December 31, 2008, the shares of stock subject to performance-based restrictions would be forfeited. One half the number of shares granted to an individual would vest on the earlier of (i) December 31, 2008 if the earnings threshold described above for performance-based restricted shares was reached for the three-year period ending December 31, 2008 or (ii) February 22, 2011 if the employee was then an employee of the Company (except for retirement, death or disability). The aggregate number of shares of performance/restricted stock granted to an individual is determined by dividing the individual’s base salary by the average of the high and low trading prices of a share of Company common stock on the date of grant. The following table shows the respective percentage of base salary used to determine the number of shares of performance/restricted stock for the individuals named:

Name	Percentage
Mr. Hassey	80%
Mr. Harshman	50%
Mr. Kittenbrink	50%
Mr. Shilling	50%
Mr. Walton	50%
     (3) KEPP
     The Company’s KEPP is a long-term cash bonus plan in which nine key individuals, including the five named below, participate and will receive cash payments if, but only if, a predetermined level of aggregate income before taxes is attained or exceeded for the applicable measurement period. KEPP was established by the Committee in 2004 in order to keep the Company’s long-term incentive programs competitive with peer companies.
     The KEPP program is divided into two levels, one requiring payment of cash bonuses if a designated level of aggregate income before taxes is reached and the second permitting the Committee to exercise negative discretion on a separate bonus pool formed if aggregate income before taxes equal or exceed designated amounts. The Committee’s negative discretion concerning the second level will be based on the Committee’s evaluation of the extent to which designated key operational objectives are achieved and the Committee’s evaluation of the performance of the trading price of the Company’s common stock. At the February 22, 2006 meeting, the Committee specified and weighted 6 key operational objectives unique to the business and plans of the Company that it believes are essential to reposition the Company for sustained financial performance not only for the 2006 through 2008 measurement period but also for years after that performance period.
     The levels of aggregate income before taxes specified by the Committee for the 2006 through 2008 performance period under KEPP are amounts of earnings that the Committee believes to be both a significant challenge to management and a significant acceleration of the Company’s rate of financial improvement over the base period. KEPP for the 2006 through 2008 measurement period denominates ten different levels of aggregate income before taxes starting at a minimum amount of $900 million in aggregate income before taxes for the 2006 through 2008 measurement period and increasing in increments of $100 million in aggregate income before taxes for each of the successive nine gradients up to a maximum of $1.8 billion in aggregate income before taxes. At the lowest gradient, $900 million in aggregate income before taxes for the 2006 through 2008 measurement period, the level one and level two bonus pools are each approximately 0.4% of that amount of aggregate income before taxes. Level one bonus pools under KEPP increase on a graduated scale as aggregate income before taxes increases through the specified gradients and reach a maximum of 2% of the aggregate income before taxes at the highest of the ten gradients. Level two bonus pools subject to the Committee’s negative discretion increase at the same graduated scale used for level one for the first five gradients of aggregate income before taxes and thereafter the level two bonus pool decreases on a graduated scale as aggregate income before taxes increases through the gradients so that no bonus pool under level two is available at the highest gradient of aggregate income before taxes. No additional KEPP payment is made in respect of aggregate income before taxes in excess of $1.8 billion during the 2006 through 2008 KEPP performance period. KEPP payments may be made if the actual achievement for any one or more years exceeds the average annual targets.
     At the February 22, 2006 meeting the Committee also set forth the amounts of cash bonuses that would be paid under level one at each gradient of aggregate income before taxes and the amount subject to the Committee’s negative discretion at each gradient of aggregate income before taxes under level two. The percentage of the bonus pools that would or could be paid to the named individuals below vary slightly by gradient of aggregate income before taxes with the variation primarily reflected in smaller percentages of the bonus pools made available to Mr. Hassey and correspondingly larger percentage for other KEPP participants at intermediate gradients. The following table shows the approximate average percentage of the bonus pools payable to the named individuals under the KEPP for the 2006 through 2008 measurement period:

Name	Percentage
Mr. Hassey	24%
Mr. Harshman	11%
Mr. Kittenbrink	11%
Mr. Shilling	11%
Mr. Walton	11%
     The Committee has been advised by its consultants that (i) if no amounts were earned under KEPP for any of the three existing three year measurement periods, the five individuals named above would receive average annualized compensation from the Company under all programs substantially below the 50th percentile of a group of public, industrial companies with sales approximately equal to the Company’s, (ii) if only lower levels of cash bonuses were earned under KEPP during all of the three measurement periods, the five named individuals would receive average annualized compensation from the Company under all programs approximately equal to the 50th percentile of that comparable group and (iii) if the maximum amounts were earned under KEPP for the three measurement periods, the five named individuals would receive average annualized compensation from the Company under all programs at approximately the 90th percentile of the comparable group. The Company’s agreements dealing with termination of employment for reasons other than death, disability or cause following a change in control will be amended to provide that KEPP participants who are entitled to severance payments under those agreements will be entitled to receive a payment in lieu of KEPP at the maximum performance level for all measurement periods
     In setting the targets for the 2006 through 2008 KEPP measurement period, the Committee continued its practice of setting challenging goals. The consultants used by the Committee advised the Committee that in only one instance in the performance of the comparable group over the last 16 years has a company sustained the year-over-year increases in income before taxes necessary to reach the minimum level of achievement set under KEPP for the 2006 through 2008 measurement period. As previously disclosed, in the first KEPP measurement period, an increase in earnings of $192 million was required for a minimum KEPP payment and in the second KEPP measurement period aggregate net income of $420 million was required for a minimum payment.
     The Committee believes that requiring management to have substantial portions of their respective compensation based on verifiable financial results of the Company at risk was in the best interests of the Company and that, if the maximum levels of earnings for the 2004 through 2006 measurement period and aggregate income before taxes for the 2006 through 2008 measurement period were attained, the Company’s previous financial performance would have been so far surpassed that payment at or about the 90th percentile would be warranted.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED
By:	/s/ Jon D. Walton
Jon D. Walton
Executive Vice President, Human Resources, Chief Legal and Compliance Officer

Dated: February 28, 2006